Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

HENRY SCHEIN ANNOUNCES RETIREMENT OF CHIEF ADMINISTRATIVE OFFICER AND APPOINTS CHIEF OPERATING OFFICER

•	Gerald A. Benjamin will retire as Chief Administrative Officer

•	Michael S. Ettinger will be promoted to Chief Operating Officer

MELVILLE, N.Y., April 4, 2022 – Henry Schein, Inc. (Nasdaq: HSIC), the world’s largest provider of health care solutions to office-based dental and medical practitioners, announced today that Gerald A. Benjamin plans to retire as Executive Vice President and Chief Administrative Officer, effective July 1, 2022, after 34 years with the Company. Mr. Benjamin, who will also retire from Henry Schein’s Board of Directors at the end of his current term in May, will remain an adviser to the Company.

In conjunction with Mr. Benjamin’s retirement, Michael S. Ettinger will be promoted to Executive Vice President and Chief Operating Officer, effective July 1, 2022, reporting to Stanley M. Bergman, Chairman of the Board and Chief Executive Officer of Henry Schein. Mr. Ettinger joined Henry Schein in 1994 and has served as Senior Vice President, Corporate & Legal Affairs and Secretary, since 2013 and Chief of Staff since 2015, responsible for the Company’s corporate affairs, communications, legal, compliance, regulatory, and security functions. Prior to his current position, he served as the Company’s General Counsel. The organizational changes announced today reflect the implementation of the Company’s succession plan for members of its senior corporate, shared services, and administrative teams.

Mr. Benjamin was responsible for developing and expanding the Company’s world-class supply chain system, which includes the management of approximately 5.6 million square feet of properties around the world, consisting of 27 distribution centers, offices, showrooms, manufacturing, and sales space around the world. His work contributed significantly to the financial success of the Company, whose sales have grown at a compound annual rate of approximately 12.5 percent since Henry Schein became a public company in 1995.

“Gerry’s steady, humble, and reliable leadership has benefited the lives of Team Schein Members and customers on a daily basis,” said Mr. Bergman. “Gerry joined Henry Schein in 1988 and led the continuous transformation of our Global Services Group to meet the needs of each of our constituencies as we grew from being a private, domestic mail-order business into an international, full-service, publicly traded company with nearly 22,000 Team Schein Members and operations in 32 countries. His leadership was instrumental in maintaining the operational excellence for our customers over the years.

“After 34 years of distinguished and dedicated service to Henry Schein, Gerry has decided to spend more time with his family,” Mr. Bergman said. “We are pleased that Gerry – who coined the term ‘Team Schein’ and contributed so much to advancing the values and culture of the Company – will remain a member of Team Schein as an adviser following his retirement. On behalf of the Board of Directors and Team Schein, I would like to thank Gerry for his leadership and dedication to the Company. His influence on the people and performance of our company is incalculable and will be felt well into the future. Furthermore, the Company is appreciative of Gerry’s planning and development of an outstanding succession plan over many years, which we are now implementing with talented next-generation leadership. Gerry’s retirement is a bittersweet moment for us all, and we wish him a happy and well-deserved retirement.”

“I am honored to have worked alongside Stan, the Board of Directors, the Company’s Executive Management Committee members, and my fellow Team Schein Members to help grow this organization,” said Mr. Benjamin. “I will miss my daily interactions with Team Schein, and I am confident that Stan, Michael, and our Team Schein Members will continue to advance our philosophy of ‘doing well by doing good’.”

As Chief Operating Officer, in addition to his continuing responsibilities related to the Office of the CEO, Mr. Ettinger’s direct reports will include:

•	Corporate Affairs, David Kochman, Vice President, Corporate Affairs;

•	Corporate Communications, Gerard Meuchner, Vice President, Chief Global Communications Officer;

•	Legal, Compliance & Regulatory, Walter Siegel, Senior Vice President, Chief Legal Officer;

•	Global Human Resources, Lorelei McGlynn, Senior Vice President, Chief Human Resources Officer;

•	Global Security, Shirley Taylor, Vice President, Global Chief Security and Safety Officer;

•	Global Supply Chain, Jim Mullins, Senior Vice President, Global Supply Chain; and

•	Information Technology, Chris Pendergast, Senior Vice President, Chief Technology Officer.

“Since Michael joined our Company in 1994, he has established a well-deserved reputation for integrity, judgment, and wise counsel,” said Mr. Bergman. “I am confident in Michael’s talents, calm and steady leadership style, and huge respect for and credibility among all those who have had the pleasure of working with him.”

“I am honored to have the opportunity to work alongside this exceptional leadership team and to build upon their extraordinary achievements,” said Mr. Ettinger.

About Henry Schein, Inc.

Henry Schein, Inc. (Nasdaq: HSIC) is a solutions company for health care professionals powered by a network of people and technology. With nearly 22,000 Team Schein Members worldwide, the Company’s network of trusted advisors provides more than 1 million customers globally with more than 300 valued solutions that help improve operational success and clinical outcomes. Our Business, Clinical, Technology, and Supply Chain solutions help office-based dental and medical practitioners work more efficiently so they can provide quality care more effectively. These solutions also support dental laboratories, government and institutional health care clinics, as well as other alternate care sites.

Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747

Henry Schein operates through a centralized and automated distribution network, with a selection of more than 120,000 branded products and Henry Schein private-brand products in stock, as well as more than 180,000 additional products available as special-order items.

A FORTUNE 500 Company and a member of the S&P 500® index, Henry Schein is headquartered in Melville, N.Y., and has operations or affiliates in 32 countries and territories. The Company’s sales reached $12.4 billion in 2021, and have grown at a compound annual rate of approximately 12.5 percent since Henry Schein became a public company in 1995.

For more information, visit Henry Schein at www.henryschein.com, Facebook.com/HenrySchein, Instagram.com/HenrySchein, and Twitter.com/HenrySchein.

CONTACTS:	Steven Paladino	or	Graham Stanley
	Executive Vice President and CFO		Vice President, Investor Relations and
	steven.paladino@henryschein.com		Strategic Financial Project Officer
	(631) 843-5500		graham.stanley@henryschein.com
(631) 843-5963
Media: Ann Marie Gothard
Vice President, Global Corporate Media Relations
annmarie.gothard@henryschein.com
(631) 390-8169

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Henry Schein, Inc. • 135 Duryea Road • Melville, New York 11747